EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT ("Agreement") is made and entered into this 1st day of February, 2018 by and between EARTH SCIENCE TECH, INC., a Florida corporation (hereinafter called the ("Company") and Wendell Hecker, an individual, hereinafter called the ("Chief Financial Officer"), to establish that:

RECITAL

1. The Company is a unique Biotechnology company focused on cutting edge nutraceuticals and bioceuticals for the health, nutritional, sports, wellness and alternative medicine markets. The Company desires to obtain the services of the Chief Financial Officer who is an accomplished Chief Financial Officer and desires to make his services available to the Company on the terms and conditions hereinafter set forth.

AGREEMENT

NOW, THEREFORE, in consideration of the promises and mutual covenants set forth herein, and a symbolic exchange of Ten Dollars ($10.00), the parties agree as follows:

1. Employment

1.1 General. The Company hereby employs the Chief Financial officer, and the Chief Financial Officer hereby accepts such employment, on the terms and conditions contained in this Agreement.

1.2 Duties of Chief Financial Officer. During the term of Employment, the Chief Financial Officer shall diligently perform all services and shall exercise such powers and authority as may from time to time be assigned to him by the Board of Directors. The Chief Financial Officer shall devote all necessary attention to the business and affairs of the Company, render such services to the best of his ability, and use his best efforts to promote the interests of the Company. Chief Financial Officer will be employed on a full-time basis, however, not be precluded thereby from involvement in any other investments or enterprises so long as same do not materially conflict or compete with the business of Company or his duties hereunder.

1.3 Title. The title of the Chief Financial Officer shall be "CFO". In addition to the managerial and executive duties of the executive of the Company.

2. Term. The term of employment under this Agreement shall be one (1) year, renewable for another one (1) year upon agreement of both parties.

3. Compensation. The Chief Financial Officer shall receive compensation by the Company during the term of this Agreement according to attached Addendum A.

4. Other Benefits. The Chief Financial Officer shall be entitled to all medical and hospitalization, group health insurance, disability insurance, pension, and any and all other plans and "perks" as are presently and hereinafter offered by the Company to its executives and/or Directors. Chief Financial Officer shall be entitled to two (2) weeks' vacation per year.

5. Termination.

5.1. Termination for cause. This Agreement may be terminated by the Company immediately for cause. As used in the Agreement, "cause" shall only mean (I) an action of the Chief Financial Officer which constitutes a material breach of this Agreement and is not cured within thirty (30) days after receipt by Chief Financial Officer of notice of same, (II) fraud, (III) embezzlement, or (IV) any criminal act which is a felony under applicable law.

5.2 Termination without cause. This Agreement may also be terminated by the Company upon mutually accepted terms and conditions by both parties. At a minimum, if this takes place before the end of the term the Chief Financial Officer shall receive the remaining compensation along with all benefits and stock bonuses which he would expect to receive upon full performance.

5.3 Disability. The Company by written notice to the Chief Financial Officer shall at all times have the right to terminate this Agreement, and the Chief Financial officer's employment hereunder, if the Chief Financial Officer shall, as a result of mental or physical incapacity, illness or disability, fail to perform his duties and responsibilities provided for herein for a period of more than ninety (90) days during any twelve (12) month period and be unable to furnish medical authentication of an ability to recover in the ordinary course of events within another 45 days.

5.4 Termination by Chief Financial Officer. Chief Financial Officer may at any time give the Company 2 weeks prior written notice of his termination of employment hereunder, such termination to be effective at the end of such two week notice period.

6. Agreement Not to Compete.

6.1 As used in this Agreement, "Competing Business" shall mean any business or enterprise which is in actual and material competition with the business of the Company.

6.2 The Chief Financial Officer agrees that during the term of his employment by the Company and for two (2) years following the termination of such employment he will not, without the prior written consent of the Company, within the State of Florida, either directly or indirectly, on his own behalf or in the service or on behalf of others as a shareholder, officer, trustee, consultant, or executive or managerial executive, engage in or be employed by any Competing Business.

7. Agreement Not to Solicit Clients. The Chief Financial Officer also agrees that during his employment by the Company and for two (2) years following the termination of such employment for any reason he will not, without the prior written consent of the Company , either directly or indirectly, on his own behalf or in the service or on behalf of others contact any person or entity who is or had been either a client or business associate of the Company, its affiliates or subsidiaries for the purpose of soliciting or inducing them to alter their relationship with or to the Company.

8. Agreement Not to Solicit or Hire Executives. Chief Financial Officer agrees that during his employment by the Company and for two (2) years following the termination thereof for any reason, he will not, either directly or indirectly, on his own behalf or in the service or on behalf of others solicit, divert, or hire, or attempt to solicit, divert or hire, any person or entity employed by the Company, its affiliates or subsidiaries, whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will.

9. Ownership and Non-Disclosure and Non-Use of Confidential Information.

9.1. Definition. As used in the Agreement, "Confidential Information" shall mean all client, customer or business associate lists and sale and marketing information, client, customer or business techniques, training and operation material and memoranda, and trade secrets concerning or relating to the business, accounts, clients, customers, business associates, executives and affairs of the Corporation, its affiliates and subsidiaries obtained by or furnished, disclosed or disseminated to the Chief Financial Officer or obtained, assembled or complied by the Chief Financial Officer or under his supervision during the course of his employment by the Corporation, and all physical embodiments of the foregoing, all of which are hereby agreed to be the property of and confidential to the Corporation but Confidential Information shall not include any of the foregoing to the extent the same is or becomes publicly known through no fault or breach of this Agreement by Chief Financial Officer.

9.2 Chief Financial Officer acknowledges and agrees that all confidential information and all physical embodiments thereof are confidential to and shall be and remain the sole and exclusive property of the Company. Upon request by the Company and in any event upon termination of his employment with the Company for any reason Chief Financial Officer shall deliver to the Company all property belonging to the Company then in his custody, control or possession.

9.3 Chief Financial Officer agrees that he will not, either during the term of his employment by the Company or at any time thereafter, without the prior written consent of the Company, disclose or make available any Confidential Information to any person or entity, nor make or cause to be made, or permit or allow, either on his own behalf or on behalf of others, any use of such Confidential Information other than in the proper performance of his duties hereunder.

10. Reasonableness of Restriction. In the event that any provision relating to time period or geographic area of restriction shall be declared by a court of competent jurisdiction to exceed the maximum time period or area of restriction that the court deems reasonable and enforceable, the time period or area or restriction which the court finds to be reasonable and enforceable shall thereupon be deemed to become, and thereafter shall constitute the maximum time period or geographic area of restriction under this Agreement.

11. Enforceability. Any provision of Section 6, 7, 8 and 9 which are prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, but shall be enforced to the maximum extent permitted by law, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

12, Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by the Chief Financial Officer of any of the covenants contained in Section 6,7,8 and 9 of this Agreement could cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Chief Financial Officer recognizes and hereby acknowledges that the Company in such circumstances and upon due proof shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Sections 6,7,8 and 9 of this Agreement by the Chief Financial Officer or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative with whatever other remedies the Company may possess.

13. Assignment. The Chief Financial Officer shall not delegate his employment obligations pursuant to this Agreement to any other person.

14. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida.

15. Entire Agreement. This Agreement constitutes the entire Agreement between the parties hereto with respect to the subject matter hereof and supersedes any prior agreement, understanding or arrangement, oral and written, between the parties hereto with respect to such subject matter. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Chief Financial Officer.

16. Notices. Any notice required or permitted to be given under this agreement shall be in writing and shall be deemed to have been given when delivered by hand or when deposited in the United States Mail, by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company:

Earth Science Tech, Inc.
8000 NW 31st Street
Suite 19
Doral, FL 33122

If to the Chief Financial Officer:

Wendell Hecker

- to such other addresses as either party hereto may from time to time give notice of in the aforesaid manner.

17. Benefits/ Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where applicable, assigns,

18. Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, or section contained in this Agreement shall affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law and in the event that any one or more of the words, phrases, sentences, clauses of sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses or section or sections had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

19. Waivers. The waiver by any party hereto of any breach or violation of any provision of this Agreement shall not operate or be construed as a waiver of any breach or violation of any other provision or any subsequent breach or violation by any party.

20. Damages. Nothing contained herein shall be construed to prevent the Company or the Chief Financial Officer from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach or violation of any term or provision of this Agreement. In the event that either party hereto brings suit for the collection of any damages resulting from, or the injunction of any action constituting a breach of any of the terms or provisions of this Agreement, then the party found to be a fault shall pay all reasonable court costs and attorney's fees of the other.

provisions of this Agreement, then the party found to be a fault shall pay all reasonable court costs and attorney's fees of the other.

21. Section Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

22. No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed to confer upon or give any person other than the parties hereto and their respective heirs, personal representative, legal representatives, successors and assigns, any rights or remedies under or by reason of this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written.

EARTH SCIENCE TECH, INC.	Chief Financial Officer
By: ____________, its President	By: ____________

SCHEDULE "A"

COMPENSATION

The Chief Financial will receive $2,500 (two thousand five hundred) US dollars per month to commence on the date of this contract. The frequency of payments will comport to the Company's policy of paying its executives bi-weekly which is equivalent to 26 pay periods. In addition, Executive will be entitled to 10,000 shares each fiscal quarter. Moreover, the board of directors of the company, including a majority vote, may from time to time based on the Chief Financial Officer's performance compensate the executive in additional forms of cash and or stock bonus.